UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 15, 2014

SUNOPTA INC.
(Exact name of registrant as specified in its charter)

Canada	001-34198	Not Applicable
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		No.)

2838 Bovaird Drive West
Brampton, Ontario, L7A 0H2, Canada
(Address of Principal Executive Offices)

(905) 455-1990
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 15, 2014, SunOpta Inc. (“SunOpta”) and its subsidiary SunOpta Grains and Foods Inc. (the “Seller”) entered into an Asset Purchase Agreement (the “APA”) with Canadian Harvest LP (the “Purchaser”) and the Purchaser’s parent company, J. Rettenmaier & Sohne GmbH & Co. KG (“JRS”). The APA provides for the sale of the Seller’s fiber and starch business (the “Fiber Business”) to the Purchaser for a cash purchase price of $37.5 million, subject to certain adjustments. The closing of the transactions contemplated by the APA will take place upon the completion of certain conditions and obligations of the Purchaser and Seller, and is expected to take place within approximately 30 days (the “Closing Date”).

The Fiber Business accounted for approximately four percent of SunOpta’s total revenues for fiscal year 2013 and the first three quarters of 2014. The Fiber Business includes five facilities located in Louisville, KY, Cedar Rapids, IA, Cambridge, MN, Fosston, MN, and Galesburg, IL. SunOpta will continue to operate both its integrated grain and fruit based ingredient platforms, which were not part of the sale and currently form the remainder of SunOpta’s Value-Added Ingredient segment.

The APA contains certain customary representations and warranties. In addition, the APA contains certain covenants that restrict the ability of SunOpta and the Seller to engage in competition with the Purchaser and the Fiber Business for a period of five years following the Closing Date.

The APA has been included to provide information regarding its terms. It is not intended to modify or supplement any factual disclosures about SunOpta or the Fiber Business in any public reports filed or to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by SunOpta. In particular, the assertions embodied in the representations, warranties, and covenants contained in the APA were made only for purposes of the APA and as of specified dates, were solely for the benefit of the parties to the APA, and are subject to limitations agreed upon by the parties to the APA, including being qualified by confidential disclosure schedules provided by the parties in connection with the execution of the APA. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the APA. Moreover, certain representations and warranties in the APA have been made for the purposes of allocating risk between the parties to the APA instead of establishing matters of fact. Accordingly, the representations and warranties in the APA may not constitute the actual state of facts about SunOpta, Seller, the Fiber Business or Purchaser. The representations and warranties set forth in the APA may also be subject to a contractual standard of materiality different from that generally applicable under federal securities laws. Investors should not rely on the representations, warranties, or covenants or any descriptions thereof as characterizations of the actual state of facts or the actual condition of SunOpta or the Fiber Business or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the APA, which subsequent information may or may not be fully reflected in SunOpta’s public disclosures.

The foregoing description of the APA is only a summary and does not purport to be complete and is qualified in its entirety by reference to the full text of the APA, which is incorporated herein by reference.

ITEM 7.01. REGULATION FD DISCLOSURE.

A copy of SunOpta’s press release announcing the execution of the APA is attached to this report as Exhibit 99.1. The information contained in Exhibit 99.1 is being furnished pursuant to Item 7.01 of this Current Report on Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under Section 18 of the Exchange Act. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the filings of SunOpta under the Securities Act of 1933 or the Exchange Act.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

The list of exhibits in the Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOPTA INC.

By	/s/ Robert McKeracher
Robert McKeracher
Vice President and Chief Financial Officer
Date	December 16, 2014

EXHIBIT INDEX

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated December 15, 2014, among Canadian Harvest LP, as Purchaser, J. Rettenmaier & Sohne GmbH & Co KG, as Guarantor, SunOpta Grains and Foods Inc, as the Seller, and SunOpta Inc. as Parent to the Seller*

99.1	Press Release dated December 15, 2014

*	Pursuant to Item 601(b)(2) of Regulation S-K, the Schedules to the Asset Purchase Agreement have been omitted from this Report and will be furnished supplementally to the SEC upon request.